Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-1 of NewPage Group Inc. of our report of the combined financial statements of Stora Enso North America (“the Company”), as defined in Footnote 1 to the financial statements, as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 dated July 19, 2007, except for the effect of the restatements described in Note 2 as to which the dates are December 1, 2007 and April 29, 2008 relating to the financial statements of Stora Enso North America, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

May 1, 2008